CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                              TAG-IT PACIFIC, INC.

         TAG-IT PACIFIC, INC. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, does by its chief executive officer and its secretary hereby certify as follows:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "BOARD") by the Certificate of Incorporation of the Corporation filed in the office of the Secretary of State of Delaware on September 30, 1997, as amended on July 7, 1999 (the "CERTIFICATE"), the Board on May __, 2000, adopted the following resolution creating a series of 850,000 shares of preferred stock designated as Series B Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority granted to the Board by
Article IV of the Certificate, there is hereby created and the Corporation be, and it hereby is, authorized to issue 850,000 shares of a series of preferred stock par value $0.001, designated as "SERIES B CONVERTIBLE PREFERRED STOCK" ("SERIES B PREFERRED STOCK"), which series of preferred stock shall have, in addition to the terms set forth in the Certificate, the following terms, conditions, designation, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

1.       VOTING RIGHTS.

         Other than as otherwise required by law, each holder of shares of Series B Preferred Stock shall have no voting rights.

2.       LIQUIDATION.

     A. PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Corporation's Common Stock par value $0.001 (the "COMMON STOCK") of the by reason of their ownership thereof, the amount of $0.001 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all declared but unpaid dividends on such share for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock and any other classes or series of Preferred Stock ranking as to assets pari passu thereto shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock and such other classes or series of Preferred Stock ranking as to assets PARI PASSU thereto in proportion to the preferential amount each such holder is otherwise


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          entitled to receive. After distribution to the holders of the Series B
          Preferred Stock and after distribution to holders of any other class of series of shares entitled to a liquidation preference over the Common Stock to which such holders may be entitled, the remaining assets of the Corporation legally available for distribution to holders of the Common Stock, the Series B Preferred Stock and any other class or series of preferred stock ranking PARI PASSU to the Series B Preferred on an as converted to Common Stock basis.

     B.   SPECIAL CALCULATION. Whenever the distribution provided for in this
          Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

3.       DIVIDENDS.

     A. DIVIDENDS. The holders of record of Series B Preferred Stock shall be entitled to receive noncumulative dividends out of funds legally available therefor, when, as and if declared on the Common Stock by the Board based upon and equal to the dividend paid upon the number of shares of such Common Stock into which such shares of Series B Preferred Stock could be converted.

     B. NOTICE OF DECLARATION. The Corporation shall, not less than 30 days prior to the date of the payment of any dividend to holders of Series B Preferred Stock, deliver written notice ("NOTICE OF DECLARATION") to each holder of record of Series B Preferred Stock of the declaration of such dividend, specifying (i) the record date for determining holders of record to whom the dividend is payable, (ii) the date on which the dividend is payable, and (iii) the per share amount of the dividend.

4.       CONVERSION.

     A. MANDATORY CONVERSION. Each share of Series B Preferred Stock shall convert without further action by the Corporation or the holders of such Series B Preferred Stock: (i) upon the written election of the Corporation, or (ii) in the event that for any consecutive 30 day period (the "PRICING PERIOD") subsequent to the date (the "ANNIVERSARY DATE") which is 30 months following the date the first share of Series B Preferred Stock is issued (the "ORIGINAL ISSUANCE DATE"), the average of the Closing Prices of the Common Stock on the trading days during such Pricing Period equals or exceeds $8.00 per share (as equitably adjusted for any stock splits, combinations, recapitalizations and dividends in accordance with Section 4(D)(a) below). "CLOSING PRICE" shall mean, for any trading day, with respect to each share of Common Stock, the last reported sale price on such day on the American Stock Exchange (or such other market upon which the Common Stock is then listed).


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     B.   MECHANICS OF CONVERSION.

          a. If the conversion is being effected as a result of the events set forth in Section 4(A) such conversion shall occur (i) in the case of Section 4(A)(i) on the date of the resolution of the Corporation's Board of Directors effecting such election, and
               (ii) in the case of Section 4(A)(ii) on the last day of the Pricing Period; and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, thereafter have only those rights of a holder of Common Stock of the Corporation.

          b. All certificates representing Series B Preferred Stock surrendered for conversion shall be appropriately canceled on the books of the Corporation, and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation, but may not be reissued as part of Series B Preferred Stock.

     C.   CONVERSION RATIO.

          a. Each share of Series B Preferred Stock shall be convertible into that number of shares of Common Stock equal to the result of (i) one, minus (ii) the fraction (x) the numerator of which is initially $2.50 (the "INITIAL PRICE") and (x) the denominator of which is the Market Price (as defined below).

          b. The market price per share for Series B Preferred Stock shall be the average of the Closing Prices for all of the trading days during the 30 days immediately preceding the date on which conversion occurs (the "MARKET PRICE") and shall be subject to adjustment from time to time as provided herein.

     D. ADJUSTMENTS TO CONVERSION RATIO FOR CERTAIN RECAPITALIZATIONS STOCK-SPLITS AND DIVIDENDS.

          a. If the outstanding shares of Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Corporation, the Initial Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Initial Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Initial Price under this Section 4(D)(a) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

          b. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for in Section 4(D)(a) above) or a merger, consolidation or reorganization of the Corporation, provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of Series B Preferred Stock, as the case may be, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of that number of shares of Common Stock, deliverable upon conversion of Series B Preferred Stock, immediately prior to such transaction, would have been entitled in connection with such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4, with respect to the rights of the holders of Series B Preferred Stock after the transaction, to the end that the provisions of this Section 4 (including adjustment of the Initial Price then in effect and the number of shares issuable upon conversion of Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     E. RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its chief executive officer, this ___ day of April 2000.


                                  TAG-IT PACIFIC, INC.



                                  ----------------------------------------
                                  Colin Dyne, Chief Executive Officer